                                                                 Exhibit 12

Jefferson-Pilot Corporation
Ratio Calculations

Historical
                                            9/30/95     9/30/94     12/31/94     12/31/93     12/31/92     12/31/91     12/31/90
                                             Actual     Actual       Actual       Actual       Actual       Actual       Actual

 Income from continuing operations
   before income taxes                       250,309    251,595      347,603      310,458      275,362      244,767      221,589

 Add interest charges:
       JP Life (Rpt 79 - Unaffiliated only)   12,043      6,070       10,227          311
       Affiliated                                                       (584)
       Greensborough Court                       286        214          301          284          308          434          528
       JP Corp                                 1,274      1,227        1,245            0
       Interest Portion of Leases              2,050      2,250        3,000        3,500        4,000        4,000        4,000

                                              15,653      9,761       14,189        4,095        4,308        4,434        4,528

 Adjusted Income                             265,962    261,356      361,792      314,553      279,670      249,201      226,117


 Ratio                                         17.0       26.8          25.5         76.8       64.9         56.2         49.9

Pro forma for Acquisition Financing <F1>
                                                 9/30/95     12/31/94

 Income from continuing operations
    before income taxes                          250,309     347,603
 Add interest charges:
       JP Life (Rpt 79 - Unaffiliated only)       12,043      10,227
       Affiliated                                               (584)
       Greensborough Court                           286         301
       JP Corp (G/L)                               1,274       1,245
       Interest Portion of Leases                  2,050       3,000
       Interest on $315M <F2>                     14,235      18,979
       Preferred dividend                          4,110       5,480

                                                  33,998      38,648

 Adjusted Income                                 284,307     386,251


 Ratio                                               8.4        10.0

<F1>  Includes $315 million bank acquisition financing and $50 million preferred stock related to acquisition of Alexander Hamilton, but using only historical income.

<F2>  Represents nine months estimated interest on bank acquisition financing at actual initial interest rate.